Foamex (logo)                                            Press Release
--------------------------------------------------------------------------------

                                         Contact:  Denise DesChenes/Kara Findlay
                                                   Citigate Sard Verbinnen
                                                   (212) 687-8080


          FOAMEX ANNOUNCES PRICE INCREASES AND DEFERRED TAX ADJUSTMENT

                    Names Luis Echarte To Board Of Directors
           -----------------------------------------------------------

LINWOOD, PA, June 5, 2002 - Foamex International Inc. (NASDAQ: FMXI), the leading manufacturer of flexible polyurethane and advanced polymer foam products, today told investors at its annual shareholders meeting that, effective July 1, 2002, it will raise prices by 16%. Other foam manufacturers have recently announced similar price increases. The Company is also informing affected customers of the increase. The increases will be put in place across all Foamex product divisions except the Company's Carpet Cushion Group, which previously announced an increase of 8% effective June 3, 2002. The increases are intended to offset substantial increases in the price of raw materials from major chemical suppliers.

         Foamex also told shareholders it will record an adjustment to its deferred income taxes in the quarter ending June 30, 2002. The adjustment will reverse approximately $99 million of a previously recorded valuation allowance in accordance with Statement of Financial Accounting Standards No. 109. The adjustment is based on a review by the Company in which it was determined, based on the weight of available evidence, that Foamex is now more likely than not to realize its net deferred tax assets. As a result, Foamex's net income for the current quarter will increase by approximately $75.8 million, or approximately $2.83 per diluted share. The remainder of the adjustment will decrease goodwill and other comprehensive loss on the balance sheet at June 30, 2002.

         Separately, following the annual meeting, Foamex announced the election of Luis J. Echarte, a senior executive with extensive international experience, to the Foamex Board of Directors. Echarte, 57, will also serve on the Board's Audit and Compensation Committees. The addition of Echarte increases the size of the Board to 10 directors.

         Echarte has had a distinguished career of more than 30 years in global finance. He has held increasingly senior level positions in companies such as Bacardi Imports, Inc., Grupo Elektra (a NYSE-traded, leading Latin American retailer and consumer finance company), and Grupo Salinas (one of Mexico's five largest corporate groups). Currently, Echarte is President and Chief Executive Officer of Azteca America Network, TV Azteca's wholly owned Spanish language broadcasting network for the US Hispanic market.

         Marshall S. Cogan, chairman and founder of Foamex, said, "As we continue to grow the Company, we are pleased to have Luis join our Board of Directors and help us take Foamex to the next level. His extensive international management experience and financial expertise with prominent US and Latin American publicly-traded companies will be a strategic advantage to Foamex as we execute on our goal of marketing quality flexible polyurethane and advanced polymer foam products in industrial and consumer markets throughout the world."

         Luis Echarte said, "I am delighted to be joining the Foamex Board at a time of exciting growth opportunities for the company. As evidenced in the past year, Foamex is succeeding in its efforts to increase shareholder value, and I look forward to assisting in that goal."

         Echarte serves on the Boards of Directors of TV Azteca and the Actinver Fund. He is also a member of the Chief Executives Organization, the Mexican Institute of Finance Executives, and the World Presidents Organization.

About Foamex International Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries as well as filtration and acoustical applications for the home. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements
This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, those relating to completion of the operational restructuring as currently contemplated and the currently anticipated benefits of the restructuring, including those relating to the work force reductions, cost savings and restructuring charges from Project Transformation, the expected benefits of expanding the use of VPF technology, the Company's ability to introduce new products, enhance sales growth and margins and the outlook for the Company's financial performance. These forward-looking statements are affected by risks, uncertainties and assumptions that the Company makes about, among other things, its ability to implement customer selling price increases in response to higher raw material costs, raw material price increases, general economic conditions, conditions in the capital markets, the interest rate environment, the level of automotive production, carpet production, furniture and bedding production and housing starts, the completion of various restructuring/consolidation plans, the achievement of management's business plans, its capital and debt structure (including various financial covenants), litigation and changes in environmental legislation and environmental conditions and other factors mentioned in the documents filed by the Company with the Securities and Exchange Commission. While the Company believes that its assumptions regarding the foregoing matters are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the Company's forward-looking statements will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

                                      # # #